Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports
Fiscal 2010 Second-Quarter Results
(Quarter Ended April 30, 2010)

Highlights
▪	Second-quarter revenue of $6.9 million increases 10.4% from second quarter of FY2009
▪	Balance sheet remains strong with $11.4 million in cash and investments with no debt
▪	Second-quarter gross margin of 52.0% up sequentially from first-quarter rate of 50.9%
▪	New Ultima™ CardiO2 metabolic stress testing solution introduced to market

ST. PAUL, Minn. — (May 24, 2010) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal second quarter ended April 30, 2010.

For the 2010 second quarter, Angeion posted a net loss of $559,000, or $0.13 per diluted share, on revenues of $6.9 million. Compared to the prior-year second quarter, which generated a net loss of $225,000, or $0.05 per diluted share, current-year earnings decreased $334,000, or $0.08 per diluted share, due to a $593,000 increase in operating expenses partially offset by $258,000 in improved gross margin.

The increase in operating expenses were largely the result of continued current-year investments in marketing and new product development initiatives. During the 2010 second quarter, for example, Angeion invested an additional $331,000 in research and development (R&D) activities compared to the 2009 second quarter—the majority of which related to new software development. As previously stated, the Company believes these investments will result in technological improvements to existing products or entirely new product offerings.

Excluding R&D, year-over-year second-quarter operating expenses rose $262,000, with a $286,000 increase in selling and marketing, and a $53,000 increase in general and administrative. This was partially offset by a $77,000 reduction in amortization expense. The rise in selling and marketing expense included staffing additions and promotional activities surrounding new product launch activities, in addition to sales commissions on $647,000 in incremental year-over-year second-quarter revenue.

Revenue from international customers in the 2010 second fiscal quarter was 21.1% of total sales, up strongly from 16.2% for the second quarter of fiscal 2009. Driving international revenue growth was strong performance in Europe and Asia-Pacific.

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“To execute our long-term growth strategy, it is critical that we make investments today to create and market new product platforms and software systems that are smaller, easier to use and result in more cost-effective solutions across the continuum of health,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “While this spending impacts our near- term bottom line, we believe that these investments provide the foundation for a future product pipeline of new patient management and consumer health programs that will deliver sustained growth.

“Our product development focus remains consistent: creating products and programs that empower consumers to take more responsibility for their own health and offer healthcare professionals the ability to rapidly and accurately diagnose and efficiently manage cardiorespiratory disease. You are beginning to see this more in both our New Leaf and MedGraphics product lines—we’re providing programs and tools to diagnose problems, personalize care, and optimize health more effectively and efficiently than ever before.”

For the six months ended April 30, 2010, Angeion reported a net loss of $1.4 million, or $0.33 per diluted share, on revenues of $13.5 million. This compares to a net loss of $847,000, or $0.21 per diluted share, on revenues of $12.6 million for the 2009 six-month period. With respect to first half revenue on a year-over-year basis, the majority of the $831,000, or 6.6% increase came from improved international shipments which were up $722,000 or 27.7% on strength in Europe and Asia-Pacific. Particularly strong in the first half were international shipments of high-value plethysmographs coupled with a successful promotion related to the Company’s Ultima product line. With respect to gross margin, first half 2010 results of 51.5% were slightly down from the prior year rate of 52.3%.

Operating expenses for the first half of the year were $8.3 million, up $860,000 from the prior year spending level of $7.4 million. Consistent with the discussion above related to the fiscal second quarter, primarily accounting for this change was a $583,000 increase in R&D spending, the majority of which related to software development initiatives. Excluding R&D, year-over-year first half operating expenses were up $277,000, with a $430,000 increase in selling and marketing, offset by reduced amortization expense. General and administrative expense was essentially flat on a year-over-year first half basis.

On a pro-forma basis, after adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company reported a $160,000 pro-forma net loss for the quarter and a $334,000 pro-forma net loss for the trailing 12-month period ended April 30, 2010. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net loss to pro-forma net income / (loss) follows:

(in $000s)	Q3FY09	Q4 FY09	Q1 FY10	Q2 FY10	Trailing 12 Months
GAAP basis net loss	$(173)	$(573)	$(826)	$(559)	$(2,131)
Depreciation and amortization	277	279	195	197	948
Stock-based compensation	199	226	222	202	849
Pro-forma net income / (loss)	$303	$(68)	$(409)	$(160)	$(334)

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As the table indicates, the Company generated a loss for the trailing 12-month period, but showed meaningful improvement on a sequential quarterly basis between the first and second quarters of fiscal 2010.

Angeion’s cash flow statement shows that the Company reported $375,000 in positive operating cash flow in the first half of fiscal 2010. This was partly due to the net loss for the period offset by add-backs for depreciation, amortization and stock-based compensation. Additionally, Angeion’s eighth consecutive quarter of lower inventory levels contributed to a $381,000 favorable impact on first half results. Increased payables and other balance sheet accruals also contributed a significant amount of operating cash flow for the first half (+$378,000). Finally, strong new service contract generation during the quarter with our medical customers resulted in the $87,000 increase to the deferred revenue account for the half (+$298,000 in the second quarter of FY2010).

At quarter-end, Angeion had no debt and $11.4 million in cash and investments, up from $9.6 million a year ago.

Business Update

Said Young, “Our new product development focus is resulting in both new and enhanced products and systems. Recently, we announced an exciting new partnership with Mortara Instrument to produce the Ultima™ CardiO2 metabolic stress testing system. This collaboration marries our world-class Ultima CPX exercise diagnostic system with the renowned Mortara 12 lead electrocardiography technology. The MedGraphics Cardio2 system can be used for cardiorespiratory exercise assessment in laboratories of hospitals and clinics, pulmonary and cardiac rehabilitation and physical therapy facilities, and sports medicine centers around the globe. The new Cardio2 features the flexibility to configure specific pulmonary and cardiac displays for the specialist while offering state of the art wireless electrocardiogram technology to meet the clinicians’ diagnostic needs in a variety of settings.”

Other recent highlights include:

▪

In mid-March 2010 Angeion entered into an agreement to serve as the official supplier of metabolic and endurance training systems for Team Garmin-Transitions, the American professional cycling team dedicated to ethical sporting and developing the next generation of cycling champions. Through the partnership, Angeion will provide Team Garmin-Transitions with New Leaf metabolic assessment and training equipment.

▪

Angeion also announced a stock repurchase program during the second quarter. Under this program, the Company may repurchase up to $1.0 million worth of its outstanding shares in the open market or in privately negotiated transactions. During the quarter, Angeion purchased a total of 28,578 shares.

▪

The Company continued to actively participate in industry trade shows including the 2010 American Thoracic Society (ATS) International Conference. ATS 2010 was the year’s premier educational program for clinicians and researchers in pulmonary, critical care and sleep medicine. The event took place in New Orleans in mid-May 2010. The Company showcased its newly enhanced Ultima™ CardiO2 complete metabolic stress testing system and BreezeSuite™ 7 software platform. In addition, Angeion displayed its broad line of MedGraphics products including the CCM Express®, CPFS/D™ and Platinum Elite™.

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▪

In March 2010, Angeion named Scott Shuda to the Company’s board of directors. Shuda is the Managing Director and Co-founder of Danville, Calif.-based BlueLine Partners, a special situations investment firm that focuses on publicly listed technology and healthcare companies. Shuda brings more than a decade of professional experience in law, technology and entrepreneurial endeavors, as well as transaction experience that ranges from initial public offerings and venture financings to mergers and acquisitions.

Concluded Young, “Through strategic investment we are bringing new products to market that enhance our current offering, and position the Company for growth. We are confident that we have the management team, a technologically sound organization, strong global market presence, and the financial strength to succeed long term.”

Investor Conference Call

Angeion will hold an investment community conference call today, Monday, May 24, 2010, beginning at 4:00 p.m. CDT. Rodney A. Young, President and CEO, and William J. Kullback, SVP and CFO, will review second-quarter performance and discuss the Company’s strategies. To join the conference call, dial 1-877-941-2333 (international 1-480-629-9723) and provide the conference identification number 4297377 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Monday, May 31, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter passcode: 4297377.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP pro-forma net income / (loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP pro-forma net income (loss). We define non-GAAP pro-forma net income / (loss) as net income / (loss) plus stock-based compensation expense and depreciation and amortization. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our Company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses, and assess actual results against our annual financial plan, using GAAP and non-GAAP measurements. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, management’s annual bonus program in fiscal 2009 and 2010 is based upon the achievement of net income / (loss) plus adding back stock-based compensation. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. In particular, we consider the use of non-GAAP pro-forma net income / (loss) helpful in understanding the performance of our business, as it excludes recurring non-cash items. Our rationale for the items we omit from our non-GAAP measures is as follows:

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Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718 (formerly referred to as FAS 123R). Stock-based compensation expense is a recurring expense for our company and is expected to continue in the future as we have a history of granting stock options and other equity instruments as a means of compensating, incentivizing and rewarding our employees and directors.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that result from our accounting methods and the book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to impact future periods as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.

Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

There are a number of limitations related to the use of non-GAAP pro-forma net income / (loss). First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and we believe positively affect their performance. Third, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP pro-forma net income / (loss) do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP.

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Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures, including our software development initiatives, into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our worldwide international revenue through our distribution partners; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contact: William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

— Financials Follow —

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2010	2009	2010	2009
Revenues
Equipment and supply sales	$5,961	$5,395	$11,751	$10,965
Service revenues	893	812	1,718	1,673
	6,854	6,207	13,469	12,638
Cost of revenues
Cost of equipment and supplies	3,120	2,811	6,271	5,859
Cost of service revenues	171	91	268	172
	3,291	2,902	6,539	6,031

Gross margin	3,563	3,305	6,930	6,607

Operating expenses:
Selling and marketing	1,901	1,615	3,843	3,413
General and administrative	1,051	998	2,153	2,152
Research and development	1,060	729	2,099	1,516
Amortization of intangibles	105	182	210	364
	4,117	3,524	8,305	7,445

Operating loss	(554)	(219)	(1,375)	(838)
Interest income	3	—	6	4

Loss before taxes	(551)	(219)	(1,369)	(834)
Provision for taxes	8	6	16	13
Net loss	$(559)	$(225)	$(1,385)	$(847)

Loss per share - basic
Net loss per share	$(0.13)	$(0.05)	$(0.33)	$(0.21)

Loss per share - diluted
Net loss per share	$(0.13)	$(0.05)	$(0.33)	$(0.21)

Weighted average common shares outstanding
Basic	4,151	4,120	4,152	4,110
Diluted	4,151	4,120	4,152	4,110

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
April 30, 2010 and October 31, 2009
(in thousands except share and per share data)

	April 30, 2010	October 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,628	$11,219
Short term investments	1,484	—
Accounts receivable, net of allowance for doubtful accounts of $132 and $110, respectively	4,560	4,510
Inventories, net of obsolescence reserve of $769 and $645, respectively	3,903	4,371
Prepaid expenses and other current assets	219	243
Total current assets	19,794	20,343

Noncurrent investments	240	—
Property and equipment, net of accumulated depreciation of $3,482 and $3,305, respectively	590	698
Intangible assets, net	1,251	1,422
Total Assets	$21,875	$22,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,936	$1,771
Employee compensation	1,520	1,375
Deferred income	1,628	1,579
Warranty reserve	141	143
Other current liabilities and accrued expenses	405	323
Total current liabilities	5,630	5,191

Long-term liabilities:
Long-term deferred income and other	770	718
Total Liabilities	6,400	5,909

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,358,932 and 4,380,817 shares issued and 4,128,488 and 4,150,371 shares outstanding 2010 and 2009, respectively	413	415
Additional paid-in capital	22,129	21,821
Accumulated deficit	(7,067)	(5,682)
Total shareholders’ equity	15,475	16,554

Total Liabilities and Shareholders’ Equity	$21,875	$22,463

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended April 30,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$(1,385)	$(847)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	182	218
Amortization	210	364
Stock-based compensation	424	365
Increase in inventory obsolescence reserve	124	96
Increase (decrease) in allowance for doubtful accounts	22	(107)
Changes in operating assets and liabilities:
Accounts receivable	(72)	691
Inventories	381	138
Prepaid expenses and other current assets	24	3
Accounts payable	165	(162)
Employee compensation	145	(102)
Deferred income	87	(108)
Warranty reserve	(2)	1
Other current liabilities and accrued expenses	70	17
Net cash provided by operating activities	375	567

Cash Flows From Investing Activities:
Purchase of investments	(1,724)	—
Purchase of property and equipment and intangible assets	(124)	(48)
Net cash used in investing activities	(1,848)	(48)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	10	11
Proceeds from the exercise of stock options	7	63
Retirement of Common Stock	(135)	—
Net cash (used in) provided by financing activities	(118)	74
Net increase in cash and cash equivalents	(1,591)	593
Cash and cash equivalents at beginning of year	11,219	9,047
Cash and cash equivalents at end of year	$9,628	$9,640

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